Exhibit 2.2

ASSET PURCHASE AGREEMENT

between

EMERGING GROWTH LLC

and

Accelerize Inc.

dated as of

May 15, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 15, 2019, is entered into between Emerging Growth LLC, a Delaware limited liability company (“Seller”), and Accelerize Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the satisfaction of the conditions set forth in ARTICLE II (the “Closing Date”), but in any event no later than 60 days following the execution of that certain Asset Purchase Agreement (the “APA”) between Buyer and Cake Software Inc., dated on or about the date hereof (the “Outside Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date, and shall take place remotely via the exchange of closing documents in PDF or other electronic format.

Section 1.02     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Schedule 1.02 (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.03     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets set forth on Schedule 1.03 (the “Excluded Assets”).

Section 1.04     Assumption of Liabilities. Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations under the Purchased Assets, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

Section 1.05     Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration for the purchase of the Purchased Assets, Buyer shall pay to Seller in cash at Closing, by wire transfer of immediately available funds to the account designated by Seller in writing, the amount of $420,000 (the “Closing Payment”). Seller is also entitled to the Common Stock and the Preferred Stock, each as defined below (together with the Closing Payment, the “Purchase Price”).

Section 1.06     Common Stock. At the Closing, Buyer shall issue to Seller 30,000,000 restricted shares of the Buyer’s common stock, par value $0.001 (the “Common Stock”). The shares issued in the Common Stock shall be assignable (subject to securities law restrictions) and be entitled to customary piggyback registration rights. So long as Seller owns at least 20 million shares of Common Stock, Seller shall have the right to appoint one member of the Buyer’s Board of Directors.

Section 1.07     Preferred Stock. At the Closing, Buyer shall issue to Seller $3,000,000 worth of shares of the Buyer’s Series B Preferred Stock (the “Preferred Stock”), subject to the following provisions:

(a)     The Preferred Stock will be paid interest at 6.0% on a monthly basis ($15,000 per month), on the first day of each month.

(b)     Any interest not paid within five business days of when due shall accrue interest at 6.0% + LIBOR (“Default Interest”).

(c)     Default Interest shall have a liquidation preference to Buyer’s common stock.

(d)     The Preferred Stock shall be convertible into the Buyer’s common stock in the event mutually agreed by Buyer and Seller, with a conversion price mutually agreed by Buyer and Seller.

(e)     If the Buyer issues any future preferred stock while the Preferred Stock is outstanding, and one or more terms applicable to such future preferred stock is/are more favorable to the holders of such future preferred stock than contained in the terms of the Preferred Stock Agreement (as defined below), the Preferred Stock shall be automatically amended to contain such more favorable terms.

(f)     While any Preferred Stock is outstanding and owned by Seller, Seller shall have the right to appoint one member of the Buyer’s Board of Directors.

(g)     The Preferred Stock will be issued pursuant to a customary instrument to be prepared by Buyer’s counsel, containing the provisions set forth above (the “Preferred Stock Agreement”).

Section 1.08     Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.09     Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.10     Proration. The parties shall allocate costs and payments as of the Closing Date, with all costs and payments prior to the Closing allocated to Seller and all costs and payments subsequent to the Closing allocated to Buyer. To the extent feasible, at the Closing, Buyer and Seller shall prorate as of the Closing Date, in accordance with their respective obligations herein, any costs or payments relating to the Purchased Assets that relate to periods both before and after Closing which become due and payable after the Closing Date with respect to (i) the Purchased Assets, (ii) the Assigned Contracts (as defined below), and (iii) personal property taxes on the Purchased Assets. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing.

ARTICLE II

Closing DELIVERABLES AND CONDITIONS

Section 2.01     Closing Deliverables.

(a)     At the Closing, Buyer shall deliver to Seller the following:

(i)      a counterpart signature page to the Assignment of Assets/Liabilities and Contracts and Bill of Sale in the form of Exhibit B hereto (the “Assignment”), duly executed by Buyer;

(ii)     a counterpart signature page to the Transition Services Agreement in the form of Exhibit C hereto (the “TSA”), duly executed by Buyer;

(iii)    a stock issuance agreement in Buyer’s standard form, duly executed by Buyer, evidencing the Common Stock; and

(iv)    a counterpart signature page to the Preferred Stock Agreement, duly executed by Buyer, evidencing the Preferred Stock.

(b)     At the Closing, Seller shall deliver to Buyer the following:

(i)      a counterpart signature page to the Assignment, duly executed by Seller;

(ii)     a counterpart signature page to the TSA, duly executed by Seller;

(iii)    a counterpart signature page to the stock issuance agreement, duly executed by Seller, evidencing the Common Stock;

(iv)    a counterpart signature page to the Preferred Stock Agreement, duly executed by Seller, evidencing the Preferred Stock; and

(v)     a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller.

Section 2.02     Buyer’s Conditions to Closing. Buyer’s obligation to close this transaction shall be conditioned upon the satisfaction of the following by Closing (and no later than the Outside Closing Date), which may be waived by Buyer:

(a)     Receipt by Buyer’s counsel of the closing deliverables set forth in Section 2.01(b);

(b)     Closing of the transactions contemplated by the APA; and

(c)     The absence of any default by Seller under this Agreement.

In the event that any of the foregoing conditions are not satisfied, then Buyer shall have the right, in its sole and absolute discretion, to waive such condition and proceed with the transaction contemplated hereby or, in the alternative, to terminate this Agreement; provided, however, that (1) in the case of a termination due to a failure of the condition set forth in Sections 2.02(a) or (c), Seller shall reimburse Buyer for out of pocket legal fees up to $10,000; and (2) in the case of a termination due to a failure of the condition set forth in Section 2.02(b), Buyer shall reimburse Seller for out of pocket legal fees up to $10,000.

Section 2.03     Seller’s Conditions to Closing. Seller’s obligation to close this transaction shall be conditioned on the satisfaction of the following by Closing (and no later than the Outside Closing Date), which may be waived by Seller:

(a)     Receipt by Seller of the Closing Payment;

(b)     Receipt by Seller of the Common Stock;

(c)     Receipt by Seller of the Preferred Stock;

(d)     Receipt by Seller’s counsel of the closing deliverables set forth in Section 2.01(a); and

(e)     The absence of any default by Buyer under this Agreement.

In the event that any of the foregoing conditions are not satisfied, then Seller shall have the right, in its sole and absolute discretion, to waive such condition and proceed with the transaction contemplated hereby or, in the alternative, to terminate this Agreement, and Buyer shall reimburse Seller for out of pocket legal fees up to $10,000.

ARTICLE III

Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge” and any similar phrases shall mean the current actual knowledge of Daniel Minton.

Section 3.01     Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, including the assignment of any of the Assigned Contracts (as hereinafter defined).

Section 3.03     Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04     Assigned Contracts. Schedule 3.04 includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract.

Section 3.05     Sufficiency of Assets. The Purchased Assets constitute all the properties, assets, contracts and rights whether tangible or intangible which are used or necessary to operate the cannabis marketing business of the Seller in the manner presently conducted (the “Business”).

Section 3.06     Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.07     Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09     Insolvency. No order has been made or petition presented or resolution passed for the winding up of Seller, nor has any distress execution or other process been levied against Seller or action taken to repossess goods in the possession of Seller. Seller has not made or proposed any arrangement or composition with creditors or any class of its creditors. Seller will be solvent upon the consummation of the transactions contemplated by this Agreement.

Section 3.10     Survival. All representations and warranties made by Seller in this Agreement, in any exhibit, schedule, or in any certificate delivered pursuant hereto, shall survive the Closing for a period of one year, except that the representations set forth in Sections 3.01 and 3.03 shall survive the Closing without limitation.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge” and any similar phrases shall mean the current actual knowledge of Brian Ross and Damon Stein.

Section 4.01     Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. Except as set forth on Schedule 4.02, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03     Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement; and (b) neither Buyer nor any other Person has made any representation or warranty as to the Purchased Assets or this Agreement, except as expressly set forth in this Agreement.

Section 4.06     Survival. All representations and warranties made by Buyer in this Agreement, in any exhibit, schedule, or in any certificate delivered pursuant hereto, shall survive the Closing for a period of one year.

ARTICLE V

Covenants

Section 5.01     Public Announcements. Unless otherwise required by applicable law, regulation, Securities and Exchange Commission or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03     Conduct of Business. From the date hereof through the Closing, except as otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing, Seller covenants and agrees that Seller: (a) shall make use of the Purchased Assets in the ordinary and usual course in accordance with past practices and in compliance with all laws; (b) shall not (i) assume, incur or guarantee any obligation for borrowed money that would constitute, or increase Buyer’s obligation respecting, the Purchased Assets or an Assumed Liability, (ii) cancel or compromise, any debts owed to it that would constitute, or decrease the value of Buyer’s right respecting, a Purchased Asset, (iii) waive or release any rights of material value relating to the Purchased Assets, or (iv) close any material facilities relating to the Purchased Assets; (c) except in the ordinary course of business, shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any Purchased Asset (other than inventory in the ordinary course of business consistent with past practice), (ii) create or permit to exist any new Encumbrance affecting the Purchased Assets, or (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement or restriction for the conduct of the business relating to the Purchased Assets; (d) shall not enter into, amend, revise, or renew any Assigned Contract other than in the ordinary course, or terminate any Assigned Contract; (e) shall not commence, settle or compromise any litigation relating to the Purchased Assets; or (f) shall not enter into any agreement or other commitment whatsoever to do any of the foregoing.

Section 5.04     Preservation of Business. From the date hereof to the Closing Date, Seller shall use reasonable best efforts (i) to preserve the Purchased Assets intact in good working order and condition, and (ii) to preserve the goodwill of customers and others having business relations with Seller to the extent such business relations relate to the Purchased Assets.

Section 5.05     Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.06     Non-Disparagement. Each party hereto shall not, and shall cause its Affiliates not to, for the period expiring seven (7) years subsequent to the Closing Date, make any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, directly or indirectly concerning any of the other parties hereto or any of their Affiliates; provided that this Section shall not apply in the event of any litigation between the parties hereto with respect to the subject matter hereof.

Section 5.07     No Shop. From the date hereof through the Closing Date, Seller shall not, and shall cause its directors, officers, consultants, advisors, representatives and employees not to, directly or indirectly, initiate, solicit, permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations for the purpose or with the intention of leading to any proposal concerning the disposition, directly or indirectly, of the Purchased Assets or the Business; provided that Seller and its directors (and at the direction of its directors, its officers and legal and financial representatives) may permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations, to the extent determined to be necessary by Seller’s managing members in satisfaction of its fiduciary obligations concerning the disposition, directly or indirectly, of the Purchased Assets or the Business with respect to any unsolicited third party offers which may be received by Seller during the period from the date hereof through the Closing Date, provided that Buyer is promptly provided notice of any such offers, discussions, conversations or negotiations and will be provided with the opportunity to match the terms of any such offer.

Section 5.08     Assigned Contracts. Seller will update Schedule 3.04 two days prior to Closing to account for Assigned Contracts signed subsequent to the Effective Date and prior to the Closing Date. Seller agrees not to accept prepayment for the applicable services.

ARTICLE VI

Indemnification

Section 6.01     Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)     any Excluded Asset.

Section 6.02     Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)     any Assumed Liability.

Section 6.03     Limitation on Liability. In no event shall Seller be liable to Buyer under Section 6.01, and in no event shall Buyer be liable to Seller, for any losses under Section 6.02, as the case may be, until the aggregate amount of any losses exceeds $25,000. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be liable to Buyer under this Agreement for an amount in excess of 10% of the cash amounts of the Purchase Price actually paid as of the applicable date (the “Indemnity Cap”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be liable to Seller under this Agreement pursuant to Article IV or Article V for an amount in excess of the Indemnity Cap. In no event will either Buyer or Seller be responsible for any punitive or consequential damages or any equitable equivalent thereof or substitute therefor.

Section 6.04     Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05     Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

Miscellaneous

Section 7.01     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	600 E 8th Street Whitefish, Montana 59937 E-mail: dminton@tdmfinancial.com Attention: Daniel Minton

with a copy to:	Abrams Brown LLP 2601 Ocean Park Blvd, Ste 310 Santa Monica, CA 90405 E-mail: jabrams@abramsbrown.com Attention: Jon Abrams

If to Buyer:	20411 SW Birch Ste, Ste 250 Newport Beach, CA 92660 E-mail: damon@getCAKE.com Attention: Damon Stein

with a copy to:	Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 E-mail: rcondon@sandw.com Attention: Robert Condon

Section 7.03     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05     Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.06     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07     No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09     Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.11     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller: EMERGING GROWTH LLC

By: /s/ Darren Dayton Name: Darren Dayton Title: CEO

Buyer: ACCELERIZE INC.

By: /s/ Brian Ross Name: Brian Ross Title: CEO